Exhibit 99.2

FOR IMMEDIATE RELEASE
Thursday, May 26, 2011

Media General Elects Andrew C. Carington Vice President, General Counsel and Secretary

Richmond, Va. – Media General, Inc. (NYSE: MEG), a multimedia provider of broadcast television, digital media and print products, today announced that Andrew C. Carington has been elected Vice President, General Counsel and Secretary, effective October 1, 2011. Mr. Carington is currently Associate General Counsel at Media General. He will succeed George L. Mahoney, who has been named Vice President – Growth and Performance, effective October 1, 2011.

“Media General is pleased to promote from within for this critical senior management position,” said Marshall N. Morton, President and Chief Executive Officer. “Andy’s knowledge of the company and our industry, his depth of experience in the field of business law, and his experience across all of our business units, all have prepared him well to assume this responsibility. I look forward to working with Andy in his new role,” said Mr. Morton.

Mr. Carington, 42, joined Media General in 2001 as Counsel, with responsibility for a wide range of business and intellectual property legal matters. He was promoted to Associate General Counsel in 2006. Mr. Carington earned his J. D. degree from the University of Richmond’s T.C. Williams School of Law in 1995. Following law school, he went into private practice with the law firm Huff, Poole & Mahoney in Virginia Beach, Va. From 1999 until joining Media General, he was Counsel at Georgia-Pacific, in Richmond, Va., with responsibility for general business law matters for the company’s consumer products business.

Mr. Carington received a B. A. in English from Denison University, Granville, Ohio, in 1990. He is a member of the Virginia Bar Association, Corporate Counsel Section, Richmond Bar Association and the Association of Corporate Counsel.

About Media General

Media General is a leading provider of news, information and entertainment across multiple media platforms, serving consumers and advertisers in strong local markets, primarily in the Southeastern United States. The company is transforming itself over time to a digital media model, while continuing to effectively manage its larger, cash-producing broadcast television and print platforms. The company’s operations include 18 network-affiliated television stations and their associated websites and 23 newspapers and their associated websites. Media General operates three digital media advertising services companies: Blockdot, which specializes in interactive entertainment and advergaming technologies; DealTaker.com, a coupon and shopping website; and NetInformer, a leading provider of wireless media and mobile marketing services.

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Investor Contact:	Media Contact:
Lou Anne Nabhan	Ray Kozakewicz
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